Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

License Agreement

This License Agreement (“Agreement”) is made effective and entered into on [__], 2025 (“Effective Date”) by and between:

PROFUSA, Inc., a company organized and existing under the laws of California and having its principal place of business at 5959 Horton Street, Suite 450, Emeryville, CA 94608, the United States (“PROFUSA”); and

Profusa Asia Pacific Pte. Ltd., a company organized and existing under the laws of Singapore and having its principal place of business at 77 Robinson Road #20-01, Robinson 77 Building, Singapore 068896 (“JV”);

PROFUSA and JV are collectively referred to herein as “the Parties” and individually referred to herein as “a Party”.

RECITALS

A.	WHEREAS, PROFUSA, Carbis Bay Limited (“Carbis Bay”), BC hSensor Limited (“BC”) and Tasly International BioInv Two Limited. have entered into the Binding Term Sheet for APAC Joint Venture on September 8, 2020. PROFUSA, Carbis Bay, BC and Tasly Holding Group Co. Ltd. (“Tasly”, together with Carbis Bay and BC (“the Investors”) have entered into the Amendment Number One to the aforementioned Binding Term Sheet for APAC Joint Venture on May 10, 2023.

B.	WHEREAS, PROFUSA (i) is a digital health technology company engaged in the research, development and commercialization of unique tissue-integrating biosensor platform for continuous monitoring of body chemistries; and (ii) owns or controls certain intellectual property and other rights relating to the Licensed Products (as defined below).

C.	WHEREAS, PROFUSA and Tasly (or its Affiliate) have established or intend on establishing JV for the purpose of jointly conducting the business of developing, manufacturing and commercializing the Licensed Products in the Licensed Territory (as defined below).

D.	WHEREAS, JV intends to obtain an exclusive license from PROFUSA to the Licensed IP (as defined below) and the Licensed Technology (as defined below), and PROFUSA intends to grant such exclusive license to JV pursuant to the terms and conditions of this Agreement;

E.	THEREFORE, the Parties agree to enter into this Agreement and Appendices attached hereto.

1.	DEFINITIONS

For the purposes of this Agreement, the following capitalized terms, whether used in the singular or plural form, shall have exclusively the meaning as specified hereafter, except where the context requires otherwise.

1.1	“Accounting Standards” means, with respect to each Party, its then current accounting standards, as generally and consistently applied throughout the applicable Party’s organization.

1.2	“Affiliates” means with respect to a Person, which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. Solely for purposes of this definition, the term “control” shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock in such corporation or other business entity, or such other relationship as in fact constitutes actual control or the power to control the management and policies of the controlled entity. For the purpose of this Agreement, PROFUSA’s Affiliates shall not include JV, JV’s Affiliates, Tasly and Tasly’s Affiliates. Tasly’s Affiliates shall include Tasly Pharmaceutical Group Co., Ltd. and Best Life Technology Limited.

1.3	“Appendices” means Schedules 1 to 7 attached hereto.

1.4	“Applicable Laws” means all laws, statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.5	“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Licensed Territory are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.6	“Calendar Year” means: (a) for the first Calendar Year during the Term, the period commencing as of the Effective Date and ending on December 31st of the year during which the Effective Date occurs; (b) for the last Calendar Year, the period commencing on January 1st of the last year of the Term, and ending on the last day of the Term; and (c) each interim period of twelve (12) months commencing on January 1st and ending on December 31st.

1.7	“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.8	“Combination Product” means a healthcare product that includes one (1) or more Licensed Products sold in combination with one (1) or more other products or services sold together as separate units in a single package or sold in separate packages for a single price.

1.9	“Commercialization” or “Commercialize” means all activities directed to commercializing, marketing, promoting, distributing, selling, offering for sale, having sold and related importing and exporting activities regarding the Licensed Products, but excluding Manufacturing.

1.10	“Commercially Reasonable Efforts” means, with respect to the Licensed Products, those efforts by a Party (i) similar to the efforts that such Party is making in marketing, distribution and sales of its own products that are in production or that are being marketed, distributed and sold at that time, as applicable, and (ii) consistent with accepted business practices and legal requirements, and not less than the efforts typically used in the industry by a company of a similar size and at a similar stage in its life cycle to commercialize products with similar market potentials.

1.11	“Competing Product” means any product that is Covered by one or more Valid Claims of any issued patent, except for the Licensed Products.

1.12	“Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a medical device after it is released for distribution.

1.13	“Components” means any and all components, parts and materials used in the Lumee Glucose and in the Lumee Oxygen, including but not limited to hydrogel sensor, optical reader, sensor injector and software (including digital health applications).

1.14	“Confidential Information” means all non-public Know-How, unpublished patent applications and other information and data of a financial, commercial, business, scientific or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or agents, or is otherwise made available to the other Party or any of the other Party’s Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party or come to the attention of the other Party in connection with the performance of this Agreement by either Party. The terms of this Agreement are also the Confidential Information of both Parties.

1.15	“Control” or “Controlled” means, the possession of a Party (whether by ownership, authorship, license or otherwise) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to such tangible Know-How to the other Party on the terms and conditions set forth herein, or (b) with respect to Patents, intangible Know-How or other Intellectual Property Rights, the legal authority or right to grant to the other Party a license, sublicense, access or other right (as applicable) under such intangible Know-How, Patents, or other Intellectual Property Rights, on the terms and conditions set forth herein, in each case of (a) and (b), without breaching the terms of any agreement with a Third Party.

1.16	“Cover” shall mean, with respect to any Licensed Patent and the subject matter at issue, that, but for an ownership right or license granted under a Valid Claim of such Licensed Patent, the development, manufacture, use, sale, offer for sale, importation, or other commercialization of the subject matter at issue would infringe such Valid Claim.

1.17	“Development” or “Develop” means all activities to obtain and maintain Regulatory Approval for the Licensed Products, including but not limited to, research, use, electrical and mechanical design, chemistry and materials development, software and firmware development, design and process verification and validation, test method development, biocompatibility and toxicology, quality assurance/quality control development, statistical analysis, primary packaging development, clinical studies, preparation of regulatory filings, and all regulatory affairs activities related to any of the foregoing, but excluding Manufacturing.

1.18	“Effective Date” shall have the meaning given to it in preamble to this Agreement.

1.19	“First Commercial Sale” means the first sale after making available on the market to a Third Party of a product in a certain Region after all Regulatory Approvals reasonably required for sale of and reimbursement for (if available) the product have been obtained in such Region.

1.20	“Force Majeure Event” means any event or circumstance or combination of events and/or circumstances beyond the control of a Party that materially and adversely affects the performance by that Party of its obligations under or pursuant to this Agreement and which that Party could not have prevented, overcome, or remedied in whole or in part through the exercise of due diligence. Without limiting the foregoing, a Force Majeure Event shall include the following: acts of God, acts of the public enemy, wars whether declared or not, blockades, insurrection, riots, epidemics, landslides, earthquakes, storms, lightning, floods, civil disturbances, explosions, or acts, regulations, or laws of any government. For the avoidance of doubt, whether any event or circumstance and/or combination of events and/or circumstances should be regarded as a Force Majeure Event under this Section 1.20 shall not affect/change the other explicit stipulations of the same under this Agreement.

1.21	“Improvements” means (i) any and all products and services conceived, discovered, created, developed or derived in whole or in part from, or reduced to practice using, directly or indirectly, the Licensed Technology during the Term; and (ii) any and all modifications, revisions, derivations, updates, enhancements and improvements to or of the Licensed Technology during the Term.

1.22	“Intellectual Property Rights” or “IP Rights” means any intellectual and industrial property rights including, but not limited to, all rights in patents, utility models, semi-conductor topography rights; copyrights, authors’ rights, trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

1.23	“Know-How” means any proprietary scientific or technical information, materials, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including concept, ideas, innovations, discoveries, inventions, processes, material platforms, reagents, solutions, databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and Development information, results and data, whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

1.24	“Licensed IP” means any and all Intellectual Property Rights used by or related to the Licensed Products (including all Components thereof) Controlled by PROFUSA and/or its Affiliates as of the Effective Date or at any time during the Term.

1.25	“Licensed Know-How” means any Know-How (excluding any Patents) that is (a) Controlled by PROFUSA and/or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) necessary or useful for the Development, Manufacture and/or Commercialization of the Licensed Products. Brief descriptions of the Licensed Know-How in existence as of the Effective Date are set forth on Schedule 1 hereto, which shall be updated as needed from time to time during the Term.

1.26	“Licensed Patents” means any and all Patents that are (a) Controlled by PROFUSA and/or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) necessary or useful for the Development, Manufacture and/or Commercialization of the Licensed Products. The Licensed Patents in existence as of the Effective Date are set forth on Schedule 2 hereto, which shall be updated as needed from time to time during the Term.

1.27	“Licensed Products” means the Lumee Glucose and the Lumee Oxygen.

1.28	“Licensed Software” means any scripts, firmware, or other software (including source code, binaries, compiled code, object code, or machine code) and any associated technical documentation, including, if applicable, the associated graphical interface, images, design materials, and schema design, related to or used in conjunction with the Licensed Products. The Licensed Software in existence as of the Effective Date is set forth on Schedule 3 hereto, which shall be updated as needed from time to time during the Term.

1.29	“Licensed Territory” means Greater China (which includes the PRC, Hong Kong Special Administrative Region, Macau Special Administrative Region, Taiwan), South Korea, New Zealand, Australia and the 10 ASEAN countries (Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam). Each country, region or jurisdiction of the foregoing is individually referred to herein as a “Region”.

1.30	“Licensed Technology” means Licensed Patents, Licensed Know-How and Licensed Software.

1.31	“Lumee Glucose” means any medical device product composed of a glucose biosensor system developed by or on behalf of PROFUSA and/or its Affiliates for use in continuous monitoring of glucose for the diagnosis, mitigation, treatment and prevention of diabetes. The Lumee Glucose shall include all Improvements developed by or on behalf of PROFUSA and/or its Affiliates, but excluding any proprietary IP developed (a) independently by any Unrelated Third Party that is not relating to monitoring or detecting glucose level in blood, tissue or cell, or (b) by or for a government agency (such as the Defense Advanced Research Projects Agency (“DARPA”), the Department of Defense (“DoD”), and the National Institute of Health (“NIH”)), which is prohibited from any commercial use by any non-government agency.

1.32	“Lumee Oxygen” means any medical device product composed of an oxygen biosensor system developed by or on behalf of PROFUSA and/or its Affiliates for use in any type of application. The Lumee Oxygen shall include all the Improvements developed by or on behalf of PROFUSA and/or its Affiliates, but excluding any proprietary IP developed (a) independently by any Unrelated Third Party that is not relating to monitoring or detecting of oxygen level in blood, tissue or cell, or (b) by or for a government agency, such as DARPA, DoD, and NIH, which is prohibited from any commercial use by any non-government agency.

1.33	“Manufacture” or “Manufacturing” means all activities directed to manufacturing, preparing, processing, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting the Licensed Products.

1.34	“Net Sales” means the gross amounts invoiced or otherwise billed by JV, its Affiliates or by, for the purpose of Section 2.2.3, its or their Sublicensee (each, as applicable, the “Selling Party”) for sales of the Licensed Products in the Licensed Territory, less the following deductions to the extent included in the gross invoiced price for the Licensed Products or otherwise directly paid or actually incurred by JV or its Affiliates, or by its or their Sublicensees:

(1)	all trade, quantity and cash discounts;

(2)	all discounts, refunds, rebates, chargebacks and price adjustments;

(3)	actual allowances or credits for product returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of JV to the extent that each is included in JV’s, an Affiliate’s and/or a Sublicensee’s billings, provided, however, that amounts set aside for temporary recalls are added back to Net Sales should the temporary recall be cancelled;

(4)	all amounts paid, granted or accrued on product rejections;

(5)	cost of packing, freight, postage, insurance, and handling fees (if paid by seller) to the extent that each is included in JV’s, an Affiliate’s and/or a Sublicensee’s billings;

(6)	any taxes, expenses, customs, duties and any other similar governmental charges imposed on and directly related to the sale of the Licensed Products, including without limitation, sales taxes, value added taxes, excise taxes; and

(7)	reasonable reserve for uncollectible accounts.

In the event that the Licensed Product(s) are sold as part of a Combination Product, the Net Sales for such Combination Product in a Region shall be calculated as follows:

(X)	If Selling Party separately sells such Licensed Product(s) in such Region and also separately sells the other product(s) or service(s) included in such Combination Product in such Region, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is Selling Party’s, average wholesale acquisition cost for such Licensed Product(s) sold separately in such Region during the two (2) most recently completed Calendar Years during which such Licensed Product(s) were sold in such Region and B is Selling Party’s average wholesale acquisition cost for the other product(s) and service(s) included in the Combination Product sold separately in such Region during the two (2) most recently completed Calendar Years during which such product(s) and service(s) were sold in such Region.

(Y)	Otherwise, the Net Sales attributable to such Combination Product shall be determined by JV in good faith based on the relative market value of such Licensed Product(s) and the other product(s) and service(s) included in such Combination Product in such Region.

A sale or transfer by JV or its Sublicensee to its respective Affiliate for resale by such Affiliate shall not be considered a sale for the purpose of this provision but the resale by such Affiliate to a Third Party shall be a sale for such purposes.

To avoid any doubt, royalty payment received by JV pursuant to Section 2.2.3 shall be considered as a sales by JV for calculation of Net Sales.

1.35	“NMPA” means the National Medical Products Administration in the PRC, or any successor governmental agency in the PRC performing similar functions.

1.36	“Option Product” means any medical device product developed by or on behalf of or otherwise Controlled by PROFUSA and/or its Affiliates other than the Licensed Products, which PROFUSA and/or its Affiliates plans to develop, manufacture, or commercialize on or after the Effective Date, except that Option Product shall not cover any proprietary IP not owned or Controlled by PROFUSA, including proprietary IP developed (a) independently by any Unrelated Third Party and owned or Controlled by such Unrelated Third Party, or (b) by or for a government agency and owned or Controlled by such government agency, such as DARPA, DoD, or NIH, which is prohibited from any commercial use by any non-government agency.

1.37	“Option Product Option Period” means the period of nine (9) months commencing after JV’s receipt of the notification from PROFUSA of its intention to develop, manufacture, or commercialize the Option Product.

1.38	“Patents” means patents and patent applications as well as any patents issuing from any continuing applications thereof (including continuations, continuations-in-part, divisionals, or utility models) and any reissue, renewal, re-examination, substitution, extension or addition of any of the foregoing patents or applications for the territories.

1.39	“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, or other entity.

1.40	“PRC” or “China” means the geographic region of People’s Republic of China, excluding its Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan for the purpose of this Agreement.

1.41	“Regulatory Approval” means, with respect to the Licensed Products in a country or jurisdiction, any and all approvals, licenses, registrations or authorizations from the Regulatory Authorities necessary to Commercialize the Licensed Products in such country or jurisdiction, including (i) pricing and reimbursement approval; (ii) pre- and post-approval marketing authorizations; and (iii) approval of Licensed Products labeling.

1.42	“Regulatory Authority” means any applicable governmental authority responsible for granting Regulatory Approvals for the Licensed Products in the applicable territories, including the NMPA or the equivalent regulatory body in a Region other than PRC.

1.43	“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval, and other filings made to, received from or otherwise conducted with a Regulatory Authority regarding any Licensed Products.

1.44	“Sublicense” means an agreement into which JV enters with any Third Party for the purpose of granting certain rights under and to use Licensed Technology.

1.45	“Sublicensee” shall mean, with respect to any Licensed Product, a party that obtains a Sublicense. To avoid any doubt, Sublicensee shall exclude any and all contract research organizations, contract manufacturers and Unrelated Third Party distributors where JV engages to perform Development, Manufacturing and/or Commercialization on its behalf. Sublicensee shall include Tasly or its Affiliate, whichever accepts the sublicense under Section 2.2.2 but shall exclude any JV’s Affiliate which is the assignee of any part or whole of this Agreement pursuant to Section 17.7.

1.46	“Sublicensing Proceeds” means the post-tax net proceeds of royalties, milestone and other payments received by JV solely in consideration of Sublicenses granted pursuant to this Agreement, except for the following exclusions:

(1)	payment or reimbursement for research costs applied to the Licensed Technology and conducted by or for JV, including costs of materials, equipment, or clinical testing;

(2)	an equity investment in or debt financing of JV;

(3)	as payment of or reimbursement for Licensed IP prosecution or maintenance expenses actually incurred by JV; and

(4)	any royalties and other payments received by JV from the Sublicensees associated with sales of the Licensed Products by the Sublicensees for which JV is obligated to pay a royalty to PROFUSA pursuant to Section 5.1 of this Agreement.

1.47	“Technical Documentation” means all specifications, schematics, database, regulatory packages (including Regulatory Materials), and other data and documentation that are reasonably necessary for JV to implement this Agreement, including but not limited to Licensed Know-How. The specific description of Technical Documentation owned or Controlled by PROFUSA as of the Effective Date is set forth in Schedule 4 hereto.

1.48	“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including registrations and applications therefor and the goodwill and activities associated with each of the foregoing.

1.49	“Third Party” means any Person other than PROFUSA or JV.

1.50	“Unrelated Third Party” means any Person other than PROFUSA, JV, the Investors, or any of its or their Affiliates.

1.51	“U.S.” or “US” or “United States” means the United States of America and its territories and possessions.

1.52	“USD” means United States Dollars, the lawful currency of the United States.

1.53	“Valid Claim” means a claim of (i) a pending patent application included within the Licensed Patents, which claim is pending in good faith; or (ii) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that, with respect to claims of a pending patent application, if any such pending claim has not issued as a claim of an issued patent within four (4) years after the filing date from which such patent application takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until, subsequent to such four (4) year period, such pending claim is issued as a claim of an issued and unexpired patent.

1.54	Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereunder,” “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Section” or “Schedule” refer to the specified Section or Schedule of this Agreement; (e) the terms “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (f) “days” refers to calendar days; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (h) the word “or” is used in the inclusive sense “and/or”; (i) any reference herein to any Person shall be construed to include the Person’s successors and assigns; and (j) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein). All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the applicable Accounting Standards as applied to a Party. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

2.	GRANT OF LICENSE

2.1	License Grant to JV.

2.1.1	Licensed Technology. Subject to the terms and conditions of this Agreement, PROFUSA hereby grants to JV, and JV hereby accepts an irrevocable, exclusive (even with respect to PROFUSA), perpetual (subject to the termination provisions of Section 16), royalty bearing, sublicensable (through multiple tiers but subject to Section 2.2) and fully transferable (with the exception of Section 2.2.1) license under the Licensed Technology and the Licensed IP to: (i) use, implement, develop and improve the Licensed Technology and (ii) Develop, Manufacture and Commercialize the Licensed Products (either alone or as part of Combination Products or combination therapies), in each case of (i) and (ii), solely within the Licensed Territory and during the Term (the “License”). Notwithstanding the foregoing, both Parties agree that JV has the right to Manufacture or have the Licensed Products Manufactured outside the Licensed Territory solely for Commercialization within the Licensed Territory; provided that JV shall inform PROFUSA of the basic information of the contract manufacturer in advance. The aforementioned contract manufacturer shall not be deemed as competitor of PROFUSA after a bona fide good faith discussion by the Parties.

2.1.2	Right of Reference. Subject to the terms and conditions of this Agreement, PROFUSA hereby grants to JV, and JV hereby accepts an exclusive right of reference in and for the Licensed Territory (including the right to grant further rights of reference through multiple tiers) under Regulatory Approvals and Regulatory Materials to Develop, Manufacture and Commercialize the Licensed Products, either alone or as part of Combination Products or combination therapies, solely in the Licensed Territory and during the Term.

2.2	Sublicense.

2.2.1	Competitive Company. The License to JV shall not be transferred or sublicensed to any direct competitors of PROFUSA as set forth in Schedule 5 (the “Competitive Company”).

2.2.2	Sublicense to Tasly. PROFUSA acknowledges and agrees that: (a) JV will grant to Tasly or its Affiliate an irrevocable, royalty-bearing (only pursuant to Section 2.2.3), exclusive (even with respect to JV), perpetual (subject to the termination provisions of Section 16), sublicensable and transferable license to use, implement, develop and improve the Licensed Technology and to Develop, Manufacture and Commercialize the Licensed Products in PRC, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan (together “Greater China”); and (b) JV hereby grants and Tasly or its Affiliate hereby accepts an exclusive right of reference in and for Greater China (including the right to grant further rights of reference through multiple tiers) under Regulatory Approvals and Regulatory Materials to Develop, Manufacture and Commercialize the Licensed Products, either alone or as part of Combination Products or combination therapies, solely in Greater China and during the Term, in each case of (a) and (b), subject to Sections 2.2.1 and 2.2.3.

2.2.3	Sublicense Terms. Any Sublicenses shall be in writing. The terms of a sublicense agreement between JV and a Sublicensee shall be consistent with the terms of this Agreement. The minimum royalty payable by each Sublicensee to JV under the respective sublicense agreement shall be no less than five (5) percent of Net Sales of such Sublicensee.

2.3	Exclusivity.

2.3.1	During the term when Tasly and/or its Affiliates hold any interests in JV, without the prior written consent of JV and Tasly, PROFUSA shall not directly or indirectly Commercialize the Licensed Products or any Competing Products in the Licensed Territory under any circumstances. Not to limit the scope of the foregoing, PROFUSA shall not grant any rights or permissions to any licensees, sublicensees or distributors to directly or indirectly Commercialize the Licensed Products or any Competing Products in the Licensed Territory. PROFUSA agrees to (a) include such restriction in all (sub)licenses granted by PROFUSA or its Affiliates, and (b) require all (sub)licensees to include such restrictions in their (sub)licenses and distribution agreements. Upon notice from JV or its Sublicensee of any unauthorized Commercialization of the Licensed Products in the Licensed Territory, PROFUSA agrees to cooperate with JV or its Sublicensee to determine the source of such violation and take reasonable corrective action including, if necessary, the enforcement of termination rights concerning the applicable licensee, sublicensee or distributor. To avoid any doubt, should a Third Party become an authorized licensee of Licensed Technology or Licensed IP by operation of Applicable Laws, PROFUSA shall be deemed to have committed a Material Breach pursuant to Section 16.3. Each Party acknowledges and agrees that (i) this Section 2.3.1 has been negotiated by the Parties, (ii) the geographical and time limitations on activities set forth in this Section 2.3.1 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Licensed Products and (iii) neither Party would have entered into this Agreement without the protection afforded it by this Section 2.3.1.

2.3.2	Notwithstanding Section 2.3.1, PROFUSA has the right to engage in Development activities within the Licensed Territory as part of a global study, provided that PROFUSA provides prior written notice to JV and Tasly with sufficient details of the aforesaid activities and coordinates with JV and Tasly’s Development plan in the Licensed Territory.

2.3.3	Notwithstanding Section 2.3.1, PROFUSA has the right to Manufacture or have Manufactured, e.g., by a contract manufacturer, the Licensed Products in the Licensed Territory solely for Commercialization outside of the Licensed Territory, provided that:

(1)	PROFUSA shall inform JV of the basic information of the contract manufacturer in advance. The aforementioned contract manufacturer shall not be deemed as competitor of Tasly after a bona fide good faith discussion by the Parties; and

(2)	PROFUSA shall be obligated to request the aforementioned contract manufacturer to supply to JV or its Sublicensee on terms and conditions not less favourable than those offered to PROFUSA, its Affiliate or sublicensee.

2.4	Options Granted to JV. Subject to the terms and conditions of this Agreement, PROFUSA hereby grants to JV an exclusive option to obtain exclusive license rights (including the right to grant a sublicense to Tasly or its Affiliate) for the Option Product during the Option Product Option Period in the Licensed Territory.

(1)	Option Product Option Period. Prior to the expected expiration date of the Option Product Option Period, JV may notify PROFUSA that it desires to enter into good faith negotiations regarding exclusive license rights for the Option Product in the Licensed Territory, in which case such negotiations shall commence and continue until the expiration date of the Option Product Option Period or such earlier date on which JV provides written notice that it no longer desires to continue such negotiations, which JV may do in its sole and absolute discretion at any time. In the event that the Parties reach agreement regarding such exclusive license rights, the terms of such exclusive license rights shall be set forth in a separate written agreement (the “Option Product Exercise Agreement”). Such terms shall include (A) a work plan for the continued development and clinical evaluation of the Option Product, and (B) the licensing terms and consideration for the Option Product. In connection with the commencement of such negotiations, PROFUSA shall provide JV with a data package containing the results of any pre-clinical or clinical studies performed, in whole or in part, to date and such other information as is requested by JV, to the extent not previously disclosed to JV. During the Option Product Option Period, PROFUSA shall not, and shall cause its representatives and advisors not to, solicit, negotiate, engage in preliminary discussions or enter into any agreement with any Third Party with respect to any distribution, license, sublicense or other commercial transaction relating to the Option Product in the Licensed Territory, and shall not disclose to any such Third Party any non-public information regarding the Option Product.

(2)	Post Option Product Option Period. After the expiration of the Option Product Option Period, if the Parties have not entered into an Option Product Exercise Agreement, then PROFUSA shall be free to enter into an agreement with a Third Party in respect of the Option Product regarding the Licensed Territory, provided that: (i) such agreement with such Third Party does not in any way conflict with any of JV’s rights or PROFUSA’ s obligations under this Agreement; and (ii) that such agreement with such Third Party does not contain any terms more favorable than those negotiated between the Parties during the Option Product Option Period.

3.	Joint Steering Committee

3.1	Within ten (10) days after the effective date of the Shareholders Agreement between Tasly (or its Affiliate), PROFUSA and JV, the Parties shall establish a joint steering committee (the “JSC”) for the overall coordination of the Parties’ activities under this Agreement and facilitate communications between the Parties with respect to such activities, including, but not limited to:

(1)	discussing and coordinating the overall strategy for the current progress and future plan for Development and Manufacturing of the Licensed Products in and outside of the Licensed Territory;

(2)	discussing and reviewing the development of Improvements and Option Product;

(3)	discussing and reviewing the cost optimization strategies, plan and implementation for Manufacturing and supply;

(4)	managing and overseeing the transfer and sharing of Technical Documentation and Regulatory Materials in accordance with the terms of this Agreement;

(5)	managing and overseeing the provision of services and training, post market modifications, and medical device vigilance, all in accordance with the relevant provisions of this Agreement; and

(6)	performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

3.2	The JSC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party shall initially appoint two (2) representatives to the JSC. Each Party may replace its representatives at any time upon written notice to the other Party.

3.3	The JSC shall meet at least once per calendar quarter (in person, by videoconference or teleconference as agreed by the Parties) unless the Parties mutually agree in writing to a different frequency for such meetings.

3.4	For the avoidance of doubt, the JSC is only intended to be an advisory and communication body between the Parties and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement; (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) bind either Party in any way, without prior written consent of such Party.

4.	Governmental Compliance

4.1	Filing and Approval. PROFUSA shall be solely responsible for making, obtaining and maintaining any applicable filings and approvals required from the government of the U.S., European Union or other countries outside of the Licensed Territory with respect to the execution and performance of this Agreement, and any technology or materials transfer under this Agreement, including filings with the Committee on Foreign Investment in the United States (CFIUS) if required.

4.2	Export Compliance. In the event that this Agreement is required to be filed with or approved by the government of the U.S., European Union or other countries prior to execution, and PROFUSA fails to obtain such approval, or the transaction contemplated by this Agreement is prohibited by laws and regulations of the U.S., European Union or other countries (including but not limited to the Export Administration Act of the United States of America and any related Applicable Laws) in effect on the Effective Date relating to export of the Licensed Technology to the Licensed Territory, then the Parties shall discuss in good faith possible modification to this transaction. If the Parties cannot find mutually agreeable modification to this transaction, then JV shall have the right to terminate this Agreement per Section 16.3. In the event that following the Effective Date laws and regulations of the U.S., European Union or other countries (including but not limited to the Export Administration Act of the United States of America and any related Applicable Laws) are amended to prohibit the transaction contemplated by this Agreement, then the Parties shall discuss in good faith possible modification to this transaction. If the Parties cannot find mutually agreeable modification to this transaction, then this Agreement will terminate without incurring any additional liability or cost payable by either Party other than those provided under Section 8.1 (a) of Shareholders Agreement.

4.3	Registrations and Recordals. PROFUSA shall use best efforts to timely provide JV with all necessary assistance and available documents reasonably required for all government approvals, registrations and recordals required under any Applicable Laws in the Licensed Territory to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained hereunder, including any approval, registration or recordal required under Applicable Laws governing technology import and export or Patents. However, PROFUSA is only required to use Commercially Reasonable Efforts, but is not obligated, to conduct additional Development activities, including but not limited to any clinical trials, additional new product testing. For clarity, it will be JV’s responsibility to generate the documents needed to obtain the necessary Regulatory Approvals in the Licensed Territory. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

4.4	Short Form Agreements. In furtherance of the obligations set forth in Section 4.3, the Parties shall execute no later than two (2) months after the Effective Date a short form agreement for recordal with the China National Intellectual Property Administration, Korean Intellectual Property Office, IP Australia or Intellectual Property Department of Hong Kong, that is in customary form, is consistent with the terms of this Agreement, and is as required by Applicable Laws.

5.	Payment

5.1	Royalties. After the First Commercial Sale of the Licensed Products in the Licensed Territory, JV shall pay PROFUSA a royalty of [***] percent ([***]%) of Net Sales of the Licensed Products on a Licensed Product-by-Licensed Product, Region-by-Region basis (“Royalty Payment”) during the Term, provided that any and all Royalty Payment shall be deducted from any and all dividend that may become distributable to PROFUSA from time to time in accordance with the relevant constitutional documents of JV and Applicable Laws. For the avoidance of doubt, PROFUSA shall not receive any actual dividend distribution from JV unless and until all dividends payable to PROFUSA in a given distribution period exceeds the then accumulated Royalty Payment already paid by JV to PROFUSA, in which case only such excessive amount shall be distributed to PROFUSA. The Royalty Payment shall be paid annually, with payment due within three (3) months after the end of each year.

5.2	Sublicensing Proceeds. JV shall pay PROFUSA [***] percent ([***]%) of Sublicensing Proceeds received by JV. Further, PROFUSA will bear its proportional share (corresponding to its shareholding percentage in JV, on a fully diluted and as converted basis) in connection with JV’s tax liability on payment of Sublicensing Proceeds. Such share of tax liability shall be reduced from the actual proceeds payable by JV to PROFUSA. The Sublicensing Proceeds shall be paid annually for the 12-month period prior to June 15 of each year (“Payment Period”), with payment due within thirty (30) days after the end of each Payment Period.

5.3	Royalty Reduction. If a royalty or other payment must be paid to a Third Party by JV or its Sublicensees based upon Patents or other Intellectual Property Rights when implementing the License by JV, then the royalty payable to PROFUSA pursuant to Section 5.1 shall be reduced by the applicable Third Party royalty or payment. Should no Valid Claims with respect to any issued patent Cover the Licensed Products in a relevant Region in the Licensed Territory and as a result, there is one or more Competing Products from a Third Party marketed in such Region, then Royalty Payment for such Region shall be waived in its entirety upon the First Commercial Sale of the Competing Product. Should a Third Party become an authorized licensee of Licensed Technology or Licensed IP by operation of Applicable Laws for any given Region and as a result there is one or more product that competes with Licensed Product marketed in such Region, then Royalty Payment for such Region shall be waived in its entirety from the First Commercial Sale of the said product.

5.4	Payment Method. All sums due hereunder shall be payable in USD by bank wire transfer in immediately available funds to such bank account(s) as PROFUSA shall designate in writing prior to JV’s payment. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.

5.5	Conversion. When the Licensed Products are sold for monies other than USD, Net Sales of such Licensed Products will first be determined in the foreign currency of the Region in which such Licensed Products were sold and then converted into equivalent USD using JV’s or its Sublicensee’s standard conversion methodology consistent with Accounting Standards.

5.6	Taxes. Each Party shall be responsible for all taxes and other deductibles charged by the tax authority of its respective country or region in connection with any payment due under this Agreement. Except as provided in this Section 5.6, PROFUSA shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Laws to be deducted from any payments and remitted by JV) levied on account of, or measured in whole or in part by reference to, any payments it receives. Should JV be required to deduct from such payment any applicable withholding taxes by the tax authority of territories pursuant to Applicable Laws, such deduction shall be counted as amount payable hereunder; provided that JV timely pays such applicable withholding taxes to the respective tax authority and provides to PROFUSA proof of payment within thirty (30) days from the payment of such applicable withholding taxes.

5.7	Offset. Each Party shall have the right to offset any amount owed by the other Party to such Party under or in connection with this Agreement against any payments owed by such Party to such other Party under or in connection with this Agreement. Such offsets shall be in addition to any other rights or remedies available under this Agreement or Applicable Laws.

5.8	Record Keeping and Audit Rights. JV shall keep, and shall require its Sublicensees to keep, accurate and complete records relating to all sales of Licensed Product sold or transferred by JV or its Sublicensee. Such records shall be kept for a period of at least three (3) years from the date of sale or transfer of the Licensed Products.

(a)	An independent certified public accountant selected by PROFUSA and approved by JV, such approval not to be unreasonably withheld, together with such technical support staff as such accountant reasonably deems necessary, shall have the right to audit, no more than once per year, such records of JV and its Sublicensees as are reasonably necessary in order to verify JV’s compliance with its payment obligations under this Agreement. PROFUSA shall give at least thirty (30) days advance notice of any request for such audit or inspection to JV, and such audit or inspection shall be conducted during JV’s or its Sublicensee’s normal business hours and in a manner that does not cause unreasonable disruption to the conduct of JV or its Sublicensee’s business. The independent certified public accountant shall execute a non-disclosure and confidentiality agreement before conducting the audit.

(b)	If the audit or inspection reveals that JV has underpaid any amounts due hereunder to PROFUSA, JV shall pay to PROFUSA all unpaid amounts within thirty (30) days after review and confirmation of the audit report by JV. If the audit or inspection reveals that JV has paid more than the amount payable hereunder, PROFUSA shall pay back JV the difference within thirty (30) days after review and confirmation of the audit report by PROFUSA. PROFUSA shall be responsible for paying the fees and expenses charged by the accountant and/or technical support staff for conducting any audit or inspection hereunder.

6.	Technology Transfer

6.1	General Obligation. Within thirty (30) calendar days following the Effective Date and at no additional cost to JV, PROFUSA shall provide to JV all Technical Documentation in its possession or Control as set forth in Schedule 4 in the form of one (1) electronic copy in readable and editable form, or in any other form as agreed by the Parties. The content, format and other requirements of Technical Documentation owned or Controlled by PROFUSA are detailed in Schedule 4.

6.2	Delivery. The electronic copy of the Technical Documentation shall be properly named and organized in accordance with the sequence listed in Schedule 4, and shall be delivered to JV in a secure and commercially reasonable manner.

6.3	Receipt and inspection. Within ten (10) Business Days after JV’s receipt of all the Technical Documentation delivered by PROFUSA, JV shall inspect the delivered Technical Documentation for completeness according to the list of the Technical Documentation as stipulated in Schedule 4. Upon confirmation of the Technical Documentation, JV shall issue a letter of receipt of the Technical Documentation within [ten (10)] Business Days. JV’s issuance of the letter of receipt shall not be deemed as its acknowledgement of the correctness or sufficiency of the Technical Documentation, and JV reserves the right to request corrections of or replacement or supplementary documents for the items listed in Schedule 4.

6.4	Continuous transfer obligation. Within thirty (30) calendar days of the earlier of (i) any request in writing by JV, or (ii) generation of any new Technical Documentation in connection with the Development, Manufacture or Commercialization of the Licensed Products, PROFUSA agrees to share any such Technical Documentation in its possession or Control throughout the Term.

7.	Regulatory Matters

7.1	Regulatory Responsibilities. PROFUSA shall provide all reasonable assistance and cooperation to JV in connection with regulatory filings required to obtain and maintain Regulatory Approvals in or for the Licensed Territory, including assistance in preparing regulatory application dossiers, requiring its contract manufacturers to comply with Regulatory Authority’s onsite inspections, and providing expert assistance and input in the Regulatory Materials and consultation meetings with Regulatory Authority. In order to address questions JV may receive from a Regulatory Authority in the Licensed Territory, PROFUSA will assist in the preparation of responses based on information that would be found in various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other related documents not otherwise already provided to JV under Section 6. JV shall provide to PROFUSA copies of material correspondence with the Regulatory Authorities in the Licensed Territory.

7.2	Information Exchange. Upon prior written request of the other Party, each Party shall keep the other Party fully informed of the material status of regulatory and commercial developments related to the Licensed Products, including any material decision by any Regulatory Authority regarding the Licensed Product.

7.3	Regulatory Approval Holder. Subject to Applicable Laws, JV or its Sublicensee shall apply for Regulatory Approvals for Commercializing the Licensed Product in the Licensed Territory in its own name, and JV or its Sublicensee shall be named as the holder of such Regulatory Approvals in the Licensed Territory. JV or its Sublicensee shall have full discretion to apply for Regulatory Approvals. As of the Effective Date, if any Regulatory Materials or Regulatory Approvals in the Licensed Territory are held in the name of PROFUSA, its Affiliate, its or their respective sublicensee or designee, JV or its Sublicensee has full discretion to request PROFUSA to promptly transfer, and to cause any Third Party to promptly transfer, to JV or its Sublicensees all Regulatory Materials and Regulatory Approvals concerning the Licensed Product then in its and/or any Third Party’s possession or Control.

7.4	Records.

7.4.1	PROFUSA Records. PROFUSA shall, and shall require that its Affiliates, its and their respective sublicensees and subcontractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Laws. Such records shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of PROFUSA (including its Affiliates, its and their respective sublicensees and subcontractors)’s Development and Manufacturing activities outside of the Licensed Territory or as permitted explicitly under this Agreement. Without limiting the foregoing, such records shall include batch records, validation data, and quality control data in respect of the Manufacture of the Licensed Products. Such records shall be retained by PROFUSA, its Affiliates, its contract manufacturers, its and their respective sublicensees and subcontractors for at least five (5) years after the creation of the records, or for such longer period as may be required by Applicable Laws. Upon request with written notice to PROFUSA at least thirty (30) days in advance, PROFUSA shall provide, and shall require that its Affiliates, its contract manufacturers, its and their respective sublicensees and subcontractors to provide, copies of such records to JV. JV shall also have the right, during normal business hours and upon reasonable notice, to inspect, audit or copy such records, provided that JV shall maintain such records and the information disclosed therein in confidence in accordance with this Agreement.

7.4.2	JV Records. JV shall, and shall require that its Affiliates, its and their respective sublicensees and subcontractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Laws. Such records shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of JV (including its Affiliates, its and their respective sublicensees and subcontractors)’s Development and Manufacturing activities in the Licensed Territory or as permitted explicitly under this Agreement. Without limiting the foregoing, such records shall include batch records, validation data, and quality control data in respect of the Manufacture of the Licensed Products. Such records shall be retained by JV, its Affiliates, its contract manufacturers, its and their respective sublicensees and subcontractors for at least five (5) years after the creation of the records, or for such longer period as may be required by Applicable Laws. Upon request by PROFUSA with written notice to JV at least thirty (30) days in advance, JV shall provide, and shall require that its Affiliates, its contract manufacturers, its and their respective sublicensees and subcontractors to provide, copies of such records to PROFUSA. PROFUSA shall also have the right, during normal business hours and upon reasonable notice, to inspect, audit or copy such records, provided that PROFUSA shall maintain such records and the information disclosed therein in confidence in accordance with this Agreement.

7.5	Medical Device Vigilance. Following the Effective Date and no later than sixty (60) days prior to the enrollment of the first patient in any clinical trial for any Licensed Product by JV in or for the Licensed Territory, the Parties shall enter into a separate written medical device vigilance agreement, providing details relating to managing and reporting adverse events and experiences, and similar events or experiences in respect of the Licensed Products (including those of such events or experiences as occur during clinical studies) and other safety and reporting practices and procedures in respect of the Licensed Products in compliance with all Applicable Laws. PROFUSA shall establish, hold and maintain the global safety database for the Licensed Products. Each Party shall provide the other Party with information in such Party’s possession or Control as necessary for such other Party to comply with its medical device vigilance or other post-market regulatory responsibilities in respect of the Licensed Products.

7.6	Safety Data. Each Party shall provide the other Party with all information that is Controlled by such Party and that is necessary to allow the other Party to comply with its safety-related reporting responsibilities in Applicable Laws, including, as applicable, any device-related problems or adverse events from pre-clinical or clinical laboratory, clinical studies (including evaluations of unanticipated adverse device effects), and commercial experiences with the Licensed Products, in each case in the form reasonably requested by such other Party.

7.7	Complaints. In the event a Complaint regarding the Licensed Products is reported to either Party, its Affiliates, its contract manufacturers or its or their respective sublicensees and subcontractors, the Party receiving such Complaint shall forward the Complaint to the other Party within seven (7) days after receipt of such Complaint. Without limiting the foregoing, JV may carry out in its reasonable discretion all customer support and resolution of Complaints; provided that (a) PROFUSA shall provide reasonable assistance in connection therewith upon JV’s reasonable request, and (b) JV shall carry out all such customer support and resolution of Complaints strictly in compliance with all applicable post-market surveillance requirements.

7.8	Recalls and Withdrawals. If any Regulatory Authority (a) initiates or advises any action to remove the Licensed Products from the market, or (b) requires or otherwise advises either Party or their respective Affiliates to distribute a “Dear Health Care Provider” letter or its equivalent regarding use of the Licensed Products, then each Party shall notify the other Party of such event as soon as reasonably practicable, but in no event later than two (2) Business Days (or sooner if required by Applicable Laws) after such Party becomes aware of the action, threat, advice or requirement (as applicable). Immediately thereafter, the Parties will discuss and attempt to agree upon whether to recall or withdraw the Licensed Products; provided, however, that if the Parties fail to agree within an appropriate time period, the Regulatory Approval holder of the Licensed Products shall have the right to decide in its sole discretion whether to recall or withdraw the Licensed Products. The Party responsible for implementing the recall or withdrawal shall pay for all costs of the recall or withdrawal, except to the extent that the recall or withdrawal is attributable to a claim or damage for which a Party is responsible under Section 13, in which event such responsible Party shall bear such costs pursuant to Section 13.

8.	DEVELOPMENT

8.1	PROFUSA Development Activities.

8.1.1	Diligence Obligation. PROFUSA shall use Commercially Reasonable Efforts to complete all Development in respect of the Licensed Products outside of the Licensed Territory, including (a) any clinical study and any corresponding post-approval studies and (b) all other Development, including using Commercially Reasonable Efforts to undertake and complete sufficient Development, to support obtaining and maintaining Regulatory Approvals for the United States, the European Union and any other countries outside of the Licensed Territory.

8.1.2	Subcontractors. Schedule 6 sets forth the list of PROFUSA’s current subcontractors within the Licensed Territory for Development. Such subcontractors are deemed “Approved Subcontractors”. Prior to the use of any subcontractor within the Licensed Territory other than an Approved Subcontractor, or the expansion of the use of any Approved Subcontractors to new Development related activities, not to limit the requirements set forth elsewhere in the Agreement (including Section 2.3), PROFUSA shall propose such subcontractor or expansion to the JSC and PROFUSA shall take into good faith consideration any comments that JV may have regarding such proposal and shall ensure that any corresponding required Regulatory Approvals are obtained.

8.1.3	Costs. PROFUSA shall be solely responsible for its own costs and expenses in carrying out its Development activities.

8.2	JV Development Activities. Subject to the terms and conditions of this Agreement, JV shall have the sole right to conduct, and shall use Commercially Reasonable Efforts to complete, (a) all Development as required to obtain or maintain Regulatory Approvals for the Licensed Products in the Licensed Territory, (b) all post-approval studies related to the Licensed Products, other than those post-approval studies for which PROFUSA is responsible pursuant to Section 8.1; and (c) all Development as reasonably required for Commercialization within Licensed Territory. JV shall be solely responsible for its own costs and expenses in carrying out its Development activities. PROFUSA shall, giving due regard to PROFUSA’s anticipated expenses and the expected benefits to the Parties, reasonably cooperate with any reasonable requests for assistance from JV with respect to any Development conducted by or on behalf of JV hereunder.

8.3	Due Diligence. The Parties shall achieve the following milestone events (each “Milestone Event”) provided, however, that if any Force Majeure Event causes a delay, then the dates set forth below shall automatically be delayed by the number of days by which the Force Majeure Event caused such delay:

(a)	On or before November 30, 2026, PROFUSA shall 1) obtain the Regulatory Approval from the U.S. Food and Drug Administration (the “FDA”) for marketing authorization of the Lumee Glucose in the United States; 2) provide JV with a copy of such Regulatory Approval as issued by the FDA; and 3) be capable of supplying all JV’s requirements for Lumee Glucose or Components thereof upon JV’s request.

(b)	On or before November 30, 2025, PROFUSA shall 1) obtain the Conformite Europeenne (the “CE”) certificate for marketing authorization of Lumee Oxygen in the European Union; 2) provide JV with a copy of such CE mark/certificate; and 3) capable of supplying all JV’s requirements for Lumee Oxygen or its Components upon JV’s request.

(c)	No later than twelve (12) months following PROFUSA’s achievement of the Milestone Event in accordance with Section 8.3 (a), JV shall enroll its first patient in a human clinical study for the Lumee Glucose in any countries in the Licensed Territory; and

(d)	No later than seven (7) months following PROFUSA’s achievement of the Milestone Event in accordance with Section 8.3(b), JV shall enroll its first patient in a human clinical study for the Lumee Oxygen in any countries in the Licensed Territory.

8.4	Extension for Due Diligence Milestones. Each Party may extend the deadline up to nine (9) months for each Milestone Event stipulated in Section 8.3 as applicable to it by giving prior written notice to the other Party.

8.5	Diligence Failure by PROFUSA. If PROFUSA fails to fulfil any Milestone Event by the applicable deadline, as extended by Extension pursuant to Section 8.4, then JV may provide PROFUSA with a written warning. If PROFUSA fails to fulfil such Milestone Event within three (3) months following its receipt of the aforementioned written warning from JV, then JV may, at its discretion, terminate this Agreement under Section 16.3.

8.6	Diligence Failure by JV. If JV fails to fulfil any Milestone Event by the applicable deadline, as extended by Extension pursuant to Section 8.4, then PROFUSA may provide JV with a written warning. If JV fails to fulfil such Milestone Event within three (3) months following its receipt of the aforementioned written warning from PROFUSA, then PROFUSA may, at its discretion, convert the exclusivity of the License from exclusive to non-exclusive or terminate this Agreement under Section 16.3.

9.	MANUFACTURe and Supply

9.1	General. Upon request by JV and at no additional costs to JV, PROFUSA shall, and cause its contract manufacturers to, promptly commence the manufacturing technology transfer in connection with Manufacturing of the Licensed Products (“Manufacture Transfer”). The Manufacture Transfer shall be completed in accordance with the Manufacture Transfer Plan as outlined in Schedule 7, which Manufacture Transfer Plan includes the responsibilities, the estimated timeline for carrying out the transfer, as well as the milestones to be achieved at each stage.

9.2	Technology Transfer. Not to limit the scope of Section 9.1, PROFUSA shall use best efforts to (i) commence, and cause its contract manufacturers to commence, a full transfer to JV of all Licensed Technology relating to the then-current processes for the Manufacture of the Licensed Products, including bench-scale production and pilot scale production (the “Manufacturing Processes”) as indicated in Schedule 7, and (ii) provide assistance to, and cause its contract manufacturers to assist, JV in support of the implementation of the Manufacturing Processes to achieve quality for the then-current Licensed Products that is reasonably satisfactory to JV and that is sufficient to meet all applicable regulatory requirements in the Licensed Territory (the “Satisfactory Quality”). During the Term, PROFUSA shall use best efforts to provide, and to cause its contract manufacturers to provide, such assistance in connection with the Manufacture Transfer as may be requested by JV.

9.3	Supply Chain Optimization. PROFUSA agrees to work collaboratively with JV for cost reduction and supply chain optimization throughout the Term, including identification of substitute components, parts or sub-assemblies, and validation and testing thereof to meet the requirements of Regulatory Authorities in the Licensed Territory.

9.4	Manufacture and Supply by PROFUSA. Based on the requirement of JV or Tasly, PROFUSA shall supply JV and/or Tasly with the Components or Licensed Products based on pricing and other financial terms not less favorable than those offered to a Third Party for purchases of the Components or Licensed Products with similar volumes, before JV or its Sublicensee is capable of Manufacturing the Components or Licensed Products. PROFUSA shall, and shall cause its contract manufacturer to (i) prioritize the supply of the Components or Licensed Products, to JV or its Sublicensee, amongst all of its or their customers worldwide; and (ii) meet all JV’s and its Sublicensee’s requirements for clinical supply of Licensed Products or Components for Development within Licensed Territory. The Parties shall enter into a separate supply agreement for supply of the Components and/or Licensed Products at Manufacturing Cost based on commercially reasonable terms. “Manufacturing Cost” means (a) if PROFUSA or its Affiliates manufacture the Components or Licensed Products, the actual manufacturing cost of such Components or Licensed Products (as determined in accordance with the applicable GAAP consistently applied with its other products); or (b) if a contract manufacturer manufactures the Components or Licensed Products for PROFUSA, the actual transfer price paid by PROFUSA or its Affiliate to such contract manufacturer for the manufacture of such Components or Licensed Products without any mark-up. JV has the right to audit the calculation of Manufacturing Cost and the compliance with this Section 9.4.

9.5	Changes to Specifications and Manufacturing. During the supply of the Components or Licensed Products by PROFUSA, JV’s prior written consent shall be required for any material modifications to the Components or Licensed Products thereof, or to the Manufacturing processes (including the Manufacturing site), packaging, labeling, or package inserts for the foregoing, as applicable, that may be initiated by PROFUSA or its contract manufacturers and that may reasonably have an impact on JV’s performance or rights under this Agreement or on JV’s ability to maintain any Regulatory Approval in or for the Licensed Territory. PROFUSA shall, and shall cause its contract manufacturers to, provide all necessary Technical Documentation and support for JV to fulfil its regulatory requirements under Applicable Laws within the Licensed Territory in connection with the aforementioned modification to the Components or Licensed Products.

9.6	Manufacture and Supply by JV. After completion of Manufacture Transfer, JV shall be responsible for Manufacturing the Licensed Products for use in the Licensed Territory. Further, subject to negotiation of commercial reasonable terms, JV will supply the Licensed Products to PROFUSA for Development and Commercialization outside the Licensed Territory, at a price to be negotiated by the Parties.

10.	Commercialization

10.1	General. Subject to the terms and conditions of this Agreement, JV shall, either by itself or through its Sublicensees, be solely responsible for the Commercialization of the Licensed Products in the Licensed Territory, at JV’s own cost and expense, including product marketing and promotion, marketing access and pricing strategy, negotiating with applicable government authorities regarding the price and reimbursement mechanisms, booking sales, Licensed Product distribution, providing customer support (including handling medical queries), and performing other related functions, subject to the terms of this Agreement. JV shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Licensed Territory immediately upon receipt of Regulatory Approval.

10.2	Marketing Materials. Upon JV’s reasonable request, PROFUSA shall provide JV with copies of marketing, promotion and Commercialization materials Controlled by PROFUSA and pertaining to the Commercialization of the Licensed Products. JV shall have the right to use such materials and the information contained therein in connection with the Commercialization of the Licensed Products.

10.3	Product Branding. JV will have the right but not obligation to brand the Licensed Products in the Licensed Territory using JV’s own Trademarks as deemed appropriate for the Licensed Products at JV’s sole discretion (the “JV Mark”). JV will own all rights in the JV Marks and will register and maintain the JV Marks in the Licensed Territory as it determines to be reasonably necessary, at its own cost and expense. At no additional cost to JV, JV shall have the right, but not obligations to use the Trademarks of PROFUSA (“PROFUSA Mark”) for Commercializing the Licensed Products in accordance with the License. To the extent that JV elects to use PROFUSA Marks, either standalone or together with a JV Mark, in connection with the Commercialization of a Licensed Product, the Parties agree that the use of the PROFUSA Mark shall be used consistently with the mode and manner used by PROFUSA in displaying PROFUSA Mark on its own products. All goodwill arising from, or in association with, any use of PROFUSA Mark by JV hereunder will vest with PROFUSA.

10.4	PROFUSA Covenants. PROFUSA shall not, and shall not permit its Affiliates to, (i) use any JV Marks for the purpose of commercializing any product (other than the Licensed Products sold to JV or its Affiliates), (ii) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the JV Marks, (iii) commit any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the JV Marks, or (iv) attack, dispute, or contest the validity of or ownership of any JV Marks anywhere in the Licensed Territory.

10.5	JV Covenants. JV shall not, and shall not permit its Affiliates and Sublicensees to, (i) use any PROFUSA Marks for purposes other than Commercialization of the Licensed Products, (ii) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the PROFUSA Marks, (iii) commit any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the PROFUSA Marks, or (iv) attack, dispute, or contest the validity of or ownership of any PROFUSA Marks anywhere in the Licensed Territory.

11.	SERVICES and training

11.1	General. PROFUSA agrees to provide JV and, upon JV’s request, its Sublicensees and subcontractors with technical assistance and support necessary to assist JV in the implementation of License, including internal training, technical consultation, data analysis and other support relating to the Licensed Technology (“Services”). PROFUSA shall designate a technical lead with the appropriate seniority and expertise within its organization to coordinate the provision of Services hereunder and PROFUSA shall bear the costs of such person in the provision of Services. All Services shall be promptly performed by the qualified technical personnel of PROFUSA or its Affiliates at the request of JV or its Sublicensee. It is understood and agreed that the transfer of technology (including but not limited to transfer of Technical Documentation in accordance with Section 6 and Manufacturing technology transfer in Section 9) is a complex and lengthy process involving multiple expertise including but not limited to design, manufacturing, quality assessment, logistics and supply chain. The Parties will establish and agree on the timeline, milestones, costs and resources reasonably needed to complete the transfer of Licensed Technology other than those stipulated in Section 6 and Section 9 (“Remainder Transfer”). The Parties agree that the consideration for PROFUSA to provide reasonable technical assistance and support for JV in connection with such transfer of technology as described above has been included in the fees paid to PROFUSA under the License, up to two full-time equivalent (FTE) over an accumulative period of six (6) months for Remainder Transfer, with any additional costs related to Remainder Transfer to be borne by JV.

11.2	Training. Without limiting the foregoing and subject to request of JV, PROFUSA agrees to provide a remote internal training or an onsite internal training to JV at the option of JV at no cost on annual basis. JV is also entitled to one free refresher training each Calendar Year as well as one free introductory training for any Improvements of the Licensed Products. Notwithstanding the foregoing, JV shall pay the travel expenses actually incurred by the personnel of PROFUSA in connection with providing an onsite internal training to JV, which shall be approved by JV prior to the travelling.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	Ownership.

12.1.1	Background IP. Except as expressly set forth herein, each Party shall own and retain all right, title and interest to any Intellectual Property Rights owned or otherwise Controlled by such Party outside of this Agreement.

12.1.2	JV Improvements. Improvements, and all Intellectual Property Rights therein, that are made by or on behalf of JV and/or its Affiliates (“JV Improvements”) shall be owned by JV and/or its Affiliates. JV hereby grants to PROFUSA a non-exclusive and royalty bearing license to use JV Improvements to Commercialize the Licensed Products containing the JV Improvements outside the Licensed Territory during the Term. The Parties shall discuss in good faith and shall enter into a separate license agreement based on commercially reasonable terms in connection with the aforementioned license.

12.1.3	PROFUSA Improvements. Improvements, and all Intellectual Property Rights therein, that are made by or on behalf of PROFUSA and/or its Affiliates (“PROFUSA Improvements”), shall be owned by PROFUSA and/or its Affiliates. PROFUSA Improvements shall be licensed to JV in accordance with the License. To the extent that any Improvements are in the form of a medical device product, such medical device product shall be automatically deemed as Licensed Product and licensed to JV or its Sublicensee in accordance with the License.

12.1.4	Joint Improvements. Improvements, and all Intellectual Property Rights therein, that are made jointly by the Parties and/or its Affiliates shall be co-owned by the Parties and/or its Affiliates in accordance with Applicable Laws or as otherwise mutually agreed by the Parties.

12.2	Assignment Obligation. Each Party shall cause all Persons who perform Development, Manufacturing or Commercialization activities on its behalf under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Persons to agree to such assignment obligation despite using Commercial Reasonable Efforts to negotiate such assignment obligation, provide a license, with a right to sublicense through multiple tiers, to Develop, Manufacture or Commercialize the Licensed Products under) their rights in any information and inventions resulting therefrom to such Party, and shall use Commercially Reasonable Efforts to cause such Persons to assign such rights, except where Applicable Laws requires otherwise.

12.3	Disclosure of Inventions. Each Party shall promptly disclose to the other Party all inventions arising in the course of conducting such Party’s activities under this Agreement, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates, employees, agents, or independent contractors describing such inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more information relating to such inventions.

12.4	Trade Secret Right. Each Party shall, during the Term, maintain the confidentiality of any trade secrets or Confidential Information embodied in the Licensed Technology in the same manner and with the same degree of care as it uses to protect its other trade secrets or Confidential Information of a similar nature, but, in no event, shall it use less than a reasonable degree of care. PROFUSA shall promptly notify JV if any trade secrets embodied in the Licensed Technology are no longer protected as trade secrets under Applicable Laws, but only to the extent PROFUSA knows such trade secrets are or are likely no longer protected as trade secrets. Not to limit the scope of the foregoing, any employee, subcontractor, consultant, representative, or agent of PROFUSA, or PROFUSA’s respective Affiliates or sublicensees or subcontractors shall be bound by nondisclosure and invention assignment obligations which are consistent with the obligations in this Agreement. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

12.5	Maintenance of Licensed IP. PROFUSA shall have the obligation, to file, prosecute and maintain all Licensed IP and PROFUSA shall not discontinue, terminate or cancel any Licensed IP at any time without the prior written consent of JV pursuant to this Section 12.5. During the Term, to the extent applicable, JV shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed IP with sufficient time ahead of deadline to allow JV to review such documents and comment thereon, PROFUSA shall consider JV’s comments in good faith prior to filing. PROFUSA may cease prosecution or maintenance of any Licensed IP on a Region-by-Region basis by providing JV written notice at least sixty (60) days in advance of any filing or payment due date. If PROFUSA elects to cease prosecution or maintenance of the relevant Licensed IP in a Region in the Licensed Territory, JV shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Licensed IP and in such Region. If JV elects to continue prosecution or maintenance or elects to file additional applications following PROFUSA’s election to cease prosecution or maintenance pursuant to this Section, PROFUSA shall transfer or cause to transfer the applicable files to JV or its designee and execute such documents and perform such acts at JV’s expense as may be reasonably necessary to allow JV to initiate or continue such filing, prosecution or maintenance at JV’s sole expense. Notwithstanding such filing, prosecution or maintenance of Licensed IP at JV’s sole expense, such Licensed IP shall remain the property of PROFUSA and subject to the licenses granted herein.

12.6	Maintenance Costs. Upon prior written approval by JV, JV shall reimburse PROFUSA after JV receives an itemized invoice therefor, for the official fees paid to the patent office and reasonable attorney costs directly incurred by PROFUSA for the maintenance of the Licensed Patents in the Licensed Territory after the Effective Date; provided that JV has the right to review and determine the reasonableness of the attorney costs prior to its incurrence.

12.7	Enforcement of Licensed IP. Each Party shall promptly notify the other Party in writing of any actual, alleged or threatened infringement, misappropriation, or other unauthorized use or disclosure of the Licensed IP in the Licensed Territory. JV or its Sublicensee shall have the first right, but not the obligation, at its own expense to pursue all actions necessary to stop any such infringement, misappropriation or other unauthorized use or disclosure of the Licensed IP in the Licensed Territory, including without limitation initiating civil claims or criminal prosecution against any of the parties involved and defending against any claim that any of the Licensed Patents is invalid or unenforceable (“Enforcement Actions”). JV and its Sublicensees shall have the right, but not the obligation, to join at their own expense in any Enforcement Action instituted by PROFUSA. If PROFUSA does not pursue an Enforcement Action, JV and its Sublicensees can independently initiate the Enforcement Action in their own names or the names of both Parties at their sole discretion and costs, but shall be entitled to deduct such out-of-pocket costs from any royalties or payments owed to PROFUSA. Any damages or other monetary awards collected as a result of an Enforcement Action which exceeds JV’s out-of-pocket costs will be deemed to be Net Sales from sales of Licensed Products in the fiscal year in which the damages or other monetary awards was received by JV and the royalties will be payable by JV to PROFUSA thereon in accordance with the terms of this Agreement. PROFUSA shall cooperate with JV and its Sublicensees in initiating and pursuing any such Enforcement Action. If JV shall have no right to initiate the Enforcement Action under Applicable Laws of a given Region, upon request by JV, PROFUSA shall initiate such Enforcement Action, using a counsel chosen by JV, and JV shall pay any costs incurred arising from such Enforcement Action, including but not limited to, PROFUSA’s reasonable out-of-pocket costs, provided PROFUSA shall obtain JV’s written consent prior to incurrence of any such costs. Neither Party shall take any position with respect to such Enforcement Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed IP, or compromise or settle any such Enforcement Action, without the prior written consent of the other Party.

12.8	Defense of Claims for Infringement of Third Party IP Rights. Each Party shall promptly notify the other Party in writing of (i) any actual, alleged or threatened claim for infringement, misappropriation, or other unauthorized use or disclosure of a Third Party’s IP Rights arising from the performance of this Agreement in the Licensed Territory; and (ii) any actual, alleged or threatened claim that any of the Licensed IP is invalid or unenforceable. PROFUSA shall have the right, but not the obligation, at its own expense to take all actions necessary to defend against any such claim (even if asserted solely against JV or its Sublicensees) (“Defense Actions”), including without limitation initiating a declaratory judgment action. JV and its Sublicensees shall have the right, but not the obligation, to join at their own expense in any Defense Action taken by PROFUSA. If PROFUSA does not take a Defense Action, JV and its Sublicensees may independently take the Defense Action in their own names or the names of both Parties at their sole discretion and costs, but shall be entitled to deduct any and all costs from any royalties or payment owed to PROFUSA. PROFUSA shall cooperate with JV and its Sublicensees in initiating and pursuing any such Defense Action. Neither Party shall take any position with respect to such Defense Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed IP, or compromise or settle any such Defense Action, without the prior written consent of the other Party.

12.9	Trademarks and Corporate Logos. Except as set forth in this Agreement, each Party and its Affiliates shall retain all right, title, and interest in and to its and their respective corporate trademarks, house marks, corporate names, or logos.

13.	INDEMNIFICATION

13.1	Indemnification by JV. JV shall indemnify, defend, and hold harmless PROFUSA, its Affiliates, and their directors, officers, employees, and agents (individually and collectively, “PROFUSA Indemnitee(s)”) from and against all losses, liabilities, damages, and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (“Claim”) to the extent arising from:

(1)	the Development, Manufacture, Commercialization of the Licensed Products by JV or its Sublicensee in the Licensed Territory;

(2)	the willful misconduct or gross negligent acts of or violation of Applicable Laws by JV; or

(3)	a breach of any of the representations or warranties given by JV pursuant to this Agreement,

except in each case to the extent such Losses arise out of the gross negligence, willful misconduct, or breach of this Agreement by any PROFUSA Indemnitee.

13.2	Indemnification by PROFUSA. PROFUSA shall indemnify, defend, and hold harmless JV, its Affiliates, and their directors, officers, employees, and agents (individually and collectively, “JV Indemnitee(s)”) from and against all Losses incurred in connection with any Claims to the extent arising from:

(1)	the Development, Manufacture and Commercialization of the Licensed Products outside of the Licensed Territory or as permitted explicitly under this Agreement;

(2)	the willful misconduct or negligent acts of or violation of Applicable Laws by PROFUSA or its Affiliates;

(3)	the infringement or misappropriation of any Third Party IP Rights as a result of JV or its Sublicensee’s use or practice of License as permitted under this Agreement; or

(4)	a breach of any of the representations or warranties given by PROFUSA under this Agreement,

except in each case to the extent such Losses arise out of the gross negligence, willful misconduct, or breach of this Agreement by any JV Indemnitee.

13.3	Indemnification Process. The Party that intends to claim indemnification under this Section shall promptly notify the indemnifying Party in writing of any Claim in respect of which the indemnified Party intends to claim such indemnification, and the indemnifying Party shall have sole control of the defense and/or settlement thereof, using counsel selected by the indemnifying Party. The indemnity obligations under this Section 13 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the prior express written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnifying Party may not settle or otherwise consent to an adverse judgment in any action with respect to a Claim that diminishes the rights or interests of the indemnified Party without the prior express written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the indemnifying Party within a reasonable time after notice of any such Claim, or the commencement of any action with respect to such Claim, to the extent prejudicial to the indemnifying Party’s ability to defend such Claim, shall relieve such indemnifying Party of any liability to the indemnified Party under this Section with respect thereto. The indemnified Party, its employees and agents, shall at the indemnifying Party’s expense, reasonably cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any Claim.

13.4	Special, Indirect and Other Losses. EXCEPT (I) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 2.3, 14, OR 15 AND (II) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 13, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, WHETHER FORESEEABLE OR NOT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

14.	CONFIDENTIALITY

14.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. Each Party shall promptly notify the other Party upon becoming aware of the occurrence of any unauthorized use or disclosure of the other Party’s Confidential Information.

14.2	Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(1)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(2)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(3)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(4)	is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(5)	is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

14.3	Authorized Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to the extent that such disclosure is reasonably necessary, in accordance with the terms and conditions of this Agreement, to (a) prosecute patent applications within the Licensed Patents which the first Party is prosecuting as permitted under Section 12.5, (b) pursue or defend litigation relating to the Licensed Technology, (c) seek or maintain Regulatory Approvals for the Licensed Products in the Licensed Territory, in the case of JV, and outside of the Licensed Territory, in the case of PROFUSA, or (d) for compliance with applicable governmental regulations; provided that, if the first Party intends to make any such disclosure, it shall give reasonable advance written notice to the other Party of such intention. Furthermore, nothing in this Section 14 shall be construed to preclude either Party from disclosing Confidential Information of the other Party to third parties in connection with the Development, Manufacture and Commercialization of the Licensed Products including, without limitation, co-development, co-marketing and co-promotion in connection therewith, or Sublicense of Licensed IP, or in the process of obtaining private or public financing, as long as such Third Party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this Section 14. Either Party may disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential and actual acquirers (and their respective professional attorneys and advisors), in connection with a potential or actual merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as part of their due diligence investigations, or to existing and potential licensees or sublicensees or to permitted assignees, in each case under reasonable terms of confidentiality and non-use and to use such information solely for the purpose permitted pursuant to this Section, the terms of confidentiality and non-use shall be no less rigorous than the terms contained in this Agreement.

14.4	Publicity. Notwithstanding anything to the contrary in this Agreement, neither Party shall issue a press release, any publication or otherwise make a public announcement concerning the subject matter of this Agreement without the prior review and written approval of the text of any such press release, publication, or other public announcement by the other Party. The non-disclosing Party shall not unreasonably withhold or delay such review and approval.

14.5	Return of Confidential Information. Upon the termination of this Agreement, the receiving Party shall return to the disclosing Party or destroy all Confidential Information received by the receiving Party from the disclosing Party, except for one copy which may be retained in its confidential files for archive purposes.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:

(1)	It is a company or corporation duly organized, validly existing, and in good standing under Applicable Laws of the jurisdiction in which it is incorporated;

(2)	it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(3)	it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(4)	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and

(5)	The execution and delivery of this Agreement, and the license granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constitutional documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

15.2	Additional Representations and Warranties of PROFUSA. PROFUSA represents and warrants to JV as follows:

(1)	As of the Effective Date, it is the sole owner of all Licensed IP and has the full right and authority to grant the License to JV as set forth in this Agreement as of the Effective Date;

(2)	The Licensed IP is free and clear from any mortgages, pledges, liens, security interests, restrictions, encumbrances, charges or claims of any kind as of the Effective Date and during the Term;

(3)	As of the Effective Date, the exploitation by JV of Licensed IP in any manner as authorized by the License granted hereunder will not infringe, misappropriate or violate any rights of any Third Party in the Licensed Territory;

(4)	As of the Effective Date, the License to be granted to JV by PROFUSA will not result in any breach, violation, default or any financial obligations to any Third Party under any documents or agreements to which PROFUSA is a party;

(5)	Licensed IP as of the Effective Date is Controlled by PROFUSA or its Affiliates and constitutes all IP Rights that are necessary or useful for the Development, Manufacture, or Commercialization of the Licensed Products in the Licensed Territory;

(6)	As of the Effective Date, Licensed IP has not been licensed to any Third Party in the Licensed Territory nor has Licensed IP been registered or applied for registration by any Third Party in the Licensed Territory, which would prevent or prejudice JV from exploiting the License in accordance with the Agreement;

(7)	As of the Effective Date and to PROFUSA’s knowledge, there is no pending litigation against PROFUSA that asserts or alleges that the Development, Manufacture or Commercialization of the Licensed Products in the Licensed Territory infringed or misappropriated the Intellectual Property Rights of a Third Party; and PROFUSA has not received any written notice threatening or alleging any such litigation or claim;

(8)	As of the Effective Date and thereafter for the duration of the Term, PROFUSA shall not, and shall cause its Affiliates not to grant any third party rights that conflict with, limit, impair or restrict the rights granted to JV and its Sublicensees under this Agreement;

(9)	As of the Effective Date, all maintenance and other fees have been timely and duly paid by PROFUSA for the Licensed IP;

(10)	The Technical Documentations obligated to be transferred hereunder include all Licensed Technology owned or Controlled by PROFUSA as of the Effective Date and throughout the Term and constitute all technologies that are necessary or useful to Develop, Manufacture or Commercialize the Licensed Products in the Licensed Territory;

(11)	To PROFUSA’s knowledge and as of the Effective Date, the License will not be subject to any restriction or prohibition under Applicable Laws already in effect or published in draft form governing technology import and export;

(12)	To PROFUSA’s knowledge, no Third Party is infringing or has infringed or is misappropriating or has misappropriated the Licensed IP existing as of the Effective Date;

(13)	PROFUSA and its Affiliates have generated, prepared, maintained and retained, or will generate, prepare, maintain and retain, all applicable approvals and filings, if any, that are required to be maintained or retained for Development of Licensed Products outside of the Licensed Territory pursuant to and in accordance with Applicable Laws;

(14)	To PROFUSA’s knowledge, PROFUSA, its Affiliates and its subcontractors have conducted its and their activities with respect to the Development and Manufacture of the Licensed Products in all material respects in compliance with Applicable Laws; and

(15)	To PROFUSA’s knowledge, all current and former officers, employees, agents and consultants of PROFUSA or any of its Affiliates who are inventors or authors of or have otherwise contributed in a material manner to the invention, creation, development or authorship of any Licensed Technology or who otherwise have access to any Confidential Information of JV have executed and delivered to PROFUSA or such Affiliate an assignment or other agreement regarding the (i) protection of proprietary information and (ii) assignment to PROFUSA or such Affiliate to the extent for PROFUSA or such Affiliate of any Licensed Technology and any and all other information that relates to the Licensed Products. To PROFUSA’s knowledge and as of the Effective Date, no current officer, employee, agent or consultant of PROFUSA or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other IP Rights or proprietary information of PROFUSA or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with PROFUSA.

15.3	Additional Representations and Warranties of JV. JV represents, warrants, and covenants to PROFUSA, as follows:

(1)	as of the Effective Date and during the Term, it shall use the Licensed IP in compliance with all Applicable Laws and guidelines promulgated by Regulatory Authorities in the Licensed Territory and with all terms of this Agreement;

(2)	As of the Effective Date and to JV’s knowledge, there is no pending litigation or investigation instituted by any Person which questions or threatens the validity of, or JV’s performance under, this Agreement;

(1)	JV shall have sufficient safeguards (including but not limited to internal policy and security measures) in place to protect Confidential Information of PROFUSA from any use or disclosure unauthorized by, or otherwise not compliant with, this Agreement, and shall maintain such safeguards throughout the Term of this Agreement; and

(2)	No JV’s employees or other Persons performing services on behalf of JV under this Agreement have been debarred or excluded, or are the subject of debarment or exclusion proceedings, under Section 306 of the FD&C Act or any comparable Applicable Laws in the Licensed Territory and if JV becomes aware that a Person performing on its behalf under this Agreement has been debarred, or has become the subject of debarment or exclusion proceedings, under such Applicable Laws, JV shall promptly notify PROFUSA and shall prohibit such Person from performing on its behalf under this Agreement.

15.4	Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED IP OR LICENSED PRODUCTS.

16.	TERM AND TERMINATION

16.1	Term. This Agreement shall commence on the Effective Date and shall continue in full force until it is terminated pursuant to this Section (“Term”).

16.2	Termination by JV. JV has the right to terminate this Agreement at its sole discretion with ninety (90) days advance written notice to PROFUSA.

16.3	Termination for Material Breach. If either Party (“Non-Breaching Party”) believes that the other Party (“Breaching Party”) has materially breached one or more of its material obligations under this Agreement (“Material Breach”), then the Non-Breaching Party may give the Breaching Party notice of such Material Breach (“Material Breach Notice”) specifying the nature of the breach. If the Breaching Party does not dispute that it has committed a Material Breach, then, if the Breaching Party fails to cure such breach, or fails to make best efforts to effectively cure such breach, within sixty (60) days after receipt of the Material Breach Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has committed a Material Breach, the dispute shall be resolved pursuant to Section 17.13. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have committed a Material Breach (“Adverse Ruling”), then, if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within sixty (60) days after such ruling or such longer period as specified in the Adverse Ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. The right of either Party to terminate this Agreement as set forth in this Section shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

16.4	Default for Bankruptcy. Each Party shall have the right, at its option, to terminate this Agreement in the event that the other Party shall:

(1)	file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such party is served with an involuntary petition in bankruptcy, or

(2)	make an assignment of all or substantially all of its assets for the benefit of creditors, or

(3)	in the event that a receiver or trustee is appointed for the other Party and such Party shall, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings.

16.5	Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. The Parties hereby agree that in the event of:

(1)	termination of this Agreement by PROFUSA as a result of JV’s Material Breach or as a result of JV’s bankruptcy, all rights and licenses granted hereunder with respect to the Licensed IP shall terminate, and JV shall cease any and all activities with respect to the Licensed IP as soon as is reasonably practicable under Applicable Laws; all payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination; each Party shall, in accordance with the other Party’s request, either return to the other Party or certify in writing to the other Party that it has destroyed all documents and other tangible items containing the Confidential Information of the other Party (Regulatory Materials and Regulatory Approvals of Licensed Products are Confidential Information); provided, that any Party shall be permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder and as otherwise required to comply with Applicable Laws or such Party’s bona fide document retention policy; JV shall cease any use of PROFUSA Mark or any marks confusingly similar thereto; and

(2)	termination of this Agreement by JV pursuant to Section 16.3 for PROFUSA’s Material Breach or Section 16.4 for PROFUSA’s bankruptcy, in addition to the remedies that are otherwise available to JV hereunder and the remedies as agreed in the Shareholders Agreement between Tasly (or its Affiliate), PROFUSA and JV, PROFUSA will: (i) continue to provide Services for a period of six (6) months after the termination date; (ii) provide JV the right to make a last time buy of the Components and Licensed Products, with such buy to be completed within six (6) months following the termination date, and (iii) provide JV a list of alternative suppliers of the Components or Licensed Products within thirty (30) days from termination date.

16.6	Remedies. Notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Laws or in equity and shall be entitled to offset the amount of any damages and costs obtained against the other Party in a final determination under Section 17.11, against any amounts otherwise due to such other Party under this Agreement. Not to limit the scope of the foregoing, to the extent permitted under the Applicable Laws, PROFUSA agrees to compensate JV all JV’s or its Sublicensees’ reasonable out of pocket costs and expenses for Development, Manufacturing and commercial launch of Licensed Products during the Term upon the termination of this Agreement by JV pursuant to Section 16.3 or Section 16.4..

16.7	Survival. In the event of the termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: Sections 12, 13, 14, 16, 17.12, 17.13, and any other sections which by their nature are intended to survive expiration or termination of this Agreement.

17.	GENERAL PROVISIONS

17.1	Insurance. To the extent required by Applicable Laws only, each Party shall procure and maintain insurance with respect to its activities hereunder. Such insurance shall not be construed to create a limitation of each Party’s liability or remedy under this Agreement.

17.2	Compliance with Applicable Laws relating to transfer pricing. To the extent that it may affect the implementation of the Agreement, the Parties shall discuss in good faith on mutual compliance with transfer pricing.

17.3	Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship shall be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.

17.4	Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous or contemporaneous agreements, either oral or written, between the Parties with respect to the subject matter hereof.

17.5	Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

17.6	Reformation. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

17.7	Modification. No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties and it expressly refers to this Agreement. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.

17.8	Assignability.

17.7.1	PROFUSA shall not assign this Agreement or the rights, obligations and interests granted hereunder without the prior written consent of JV, which consent shall not be unreasonably withheld.

17.7.2	JV shall have the right (but not the obligation), without the prior written consent of PROFUSA, to perform any or all of its obligations and exercise any or all of its rights and interests under this Agreement through any of its Affiliates or its or their (Sub)licensees.

17.7.3	JV shall have the right (but not the obligations), without the prior written consent of PROFUSA, to assign this Agreement and the rights, obligations and interests of JV to any of its Affiliates or its or their (sub)contractors or (sub)distributors or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its medical device business or to any other Persons, provided that (i) no assignment shall be made to any Competitive Company, unless Section 5.2 of the Shareholders Agreement applies and provides otherwise, and (ii) JV shall provide written notice to PROFUSA within thirty (30) days after such assignment.

17.7.4	Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 17.6 shall be void and of no effect.

17.9	Change of Control. Notwithstanding anything to the contrary hereunder, if, during the Term, there is a Change of Control of PROFUSA and immediately prior to the effectiveness of such Change of Control, PROFUSA (or its successor corporation) shall provide JV with written notice informing JV of such transaction. PROFUSA shall cause its ultimate parent following any such Change of Control of PROFUSA to guarantee, pursuant to a written agreement to be entered into between such ultimate parent and JV in a form reasonably acceptable to JV, all of the obligations of PROFUSA hereunder.

17.10	Notices. Any notice pursuant to this Agreement shall be mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party or faxed to the other party if the sender has evidence of successful transmission:

If to PROFUSA:	If to JV:

PROFUSA, Inc.	Profusa Asia Pacific Pte. Ltd.

5959 Horton Street, Suite 450, Emeryville, CA 94608, the United States	Mail Address:

Attention: Ben Hwang	Attention:

Facsimile:	Facsimile:

Electronic Mail:	Electronic Mail:

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Name: Profusa, Inc.	Name:

Mail Address: 5959 Horton Street, Suite 450, Emeryville, CA 94608, USA	Mail Address:

Attention: Ben Hwang, CEO	Attention:

Facsimile:	Facsimile:

Electronic Mail:	Electronic Mail:

Any such notice or other communication shall be effective upon confirmed receipt.

17.11	Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

17.12	Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of Singapore without regard to its conflict of laws rules. No conflict-of-laws rule or laws that might refer such construction and interpretation to the laws of another state, republic, country or region shall be considered.

17.13	Dispute Resolution. The Parties will attempt amicably to resolve any dispute, controversy or claim arising out of or in connection with this Agreement (including any question regarding the existence, validity, arbitrability, breach or termination thereof) (a “Dispute”) no later than thirty (30) days following written notification of the existence of a Dispute by a Party to the other Party. If the Dispute is not resolved for any reason within thirty (30) days of the written notification referred to in this Section 17.11, all unresolved Disputes shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Section 17.11. The seat of arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English. The decision of the arbitration will be final and binding; and the arbitration fee shall be borne by the losing Party.

17.14	Drafting and Headings. This Agreement has been prepared jointly. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

17.15	Counterparts. This Agreement may be signed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile or electronic mail, thereby constituting the valid signature and delivery of this Agreement.

17.16	Third Party Beneficiaries. Except as otherwise expressly stated herein or by separate written agreement signed by the Parties, there shall be no third party beneficiaries of this Agreement. This Agreement is intended only to benefit the Parties, and they have no intention of creating any rights, interests, or benefits whatsoever for any other parties. Notwithstanding the foregoing, the Parties hereby agree Tasly is an intended third party beneficiary of this Agreement, and shall be entitled to enforce its rights under this Agreement.

17.17	Transaction Expenses. All costs and expenses incurred in relation to the preparation, drafting, negotiation and execution of this Agreement, including to but not limited to all external counsel costs incurred by JV, Tasly, or its and their Affiliate, shall be borne by PROFUSA.

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PROFUSA, Inc.	Profusa Asia Pacific Pte. Ltd.

Signature:	Signature:
Title:	Title: